Anavex raises $1.575 million

Hoboken, NJ – July 11, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) is pleased to announce that it has raised $1,575,000 through the exercise of warrants. Funds will be used to continue the Phase I clinical trial of ANAVEX 2-73, the company’s lead drug candidate for Alzheimer’s disease, to advance other compounds in the Anavex pipeline, and for general corporate purposes.

"Anavex appreciates the continued support of its shareholders. The warrant exercise was an ideal way for us to raise capital at this time,” said Dr. Cameron Durrant, Executive Chairman of Anavex. “Our company has made huge strides in recent months and we remain excited by the rapid and positive advancement of the ANAVEX 2-73 Phase I clinical trial, in which dosing was recently accelerated to 30mg from 10mg. We, and the Safety Review Committee, are very pleased with ANAVEX 2-73’s progress. There have been no adverse effects recorded after the administration of ANAVEX 2-73 at the doses studied to date.”

Warrants Exercised

Two investors exercised 700,000 warrants for 700,000 shares of common stock at $2.25 for proceeds of $1,575,000.

Pursuant to the financing described in a press release and Form 8-K filed with the U.S. Securities and Exchange Commission on May 9, 2011, the company issued a $250,000 convertible debenture to one investor on April 20, 2011 and a $500,000 convertible debenture to one investor on May 4, 2011. Anavex does not expect to issue additional convertible debentures at the same terms, at this time.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our company has made huge strides in recent months and that ANAVEX 2-73 Phase I trial is rapidly and positively advancing. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
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Email: info@anavex.com

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